Exhibit 21.1


List of APAC TeleServices, Inc. subsidiaries


APAC Insurance Services Agency, Inc

APAC TeleServices General Partner, Inc.

APAC TeleServices of Illinois, Inc.

APAC TeleServices of Michigan, Inc.

APAC TeleServices of Texas, L.P.

APAC TeleServices, L.L.C.

The Shechtman Group, L.L.C.

Paragren Technologies, Inc.